Exhibit 23.2

Consent of Independent Public Accounting Firm

Aceto Corporation
Lake Success, New York

We hereby consent to the incorporation by reference in the Current Report on Form 8-K/A of Aceto Corporation of our report dated November 5, 2010, relating to the financial statements of Rising Pharmaceuticals, Inc. as of and for the year ending December 31, 2009.

/s/ Wiss & Company, LLP
Livingston, New Jersey
March 14, 2011